FOR IMMEDIATE RELEASE

Contact:
DOV Pharmaceutical, Inc.
(201) 968-0980
Keri P. Mattox
Director, Investor Relations and Corporate Communications

DOV Pharmaceutical, Inc. Announces Results for the
First Phase III Trial of Bicifadine in Chronic Pain

HACKENSACK, N.J., April 24, 2006 - DOV Pharmaceutical, Inc. (NASDAQ: DOVP) announced today high-level results recently developed from the first Phase III placebo-controlled clinical trial - study 020 - of its novel analgesic bicifadine in patients with chronic low back pain (CLBP). Bicifadine did not achieve a statistically significant effect relative to placebo on the primary endpoint of the study at any of the doses tested: 200 mg, 300 mg or 400 mg b.i.d. The primary endpoint as defined in the study protocol was the improvement in Visual Analog Scale (VAS) pain scores between baseline and the end of the treatment period. Initial analysis points to an unusually high placebo response rate and the extent of patients’ reliability in taking their medication as potential factors in the study outcome. The trial was a U.S., multi-center, double-blind, placebo-controlled study of approximately 600 patients with CLBP who were treated for up to 12 weeks.

DOV is currently conducting a more detailed assessment of the trial data in order to better understand the factors which are responsible for these findings.

“We are disappointed by the unexpected results of our Phase III trial, study 020,” said Dr. Leslie Hudson, President and Chief Executive Officer of DOV. “We are continuing forward with our Phase II trials of bicifadine in osteoarthritis and neuropathic pain and our two Phase III trials of bicifadine in CLBP, studies 021 and 022. We will provide more detailed guidance regarding our bicifadine chronic pain program once we are in a position to do so.”

Conference Call
The Company will host a conference call (1-877-407-8031) beginning at 5:30 p.m. EDT on Monday, April 24, 2006. This conference call also will be Web cast and available for replay. For more information, please visit the Investor Relations page at www.dovpharm.com.

About DOV
DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, pain and depression. Our partner Neurocrine has filed two NDAs for the use of DOV’s compound indiplon for the treatment of insomnia.

Cautionary Note
Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology.  We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain.  Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control.  Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

•	Demonstrate the safety and efficacy of product candidates at each stage of development;
•	Meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;
•	Develop an acceptable development plan under and otherwise achieve the results contemplated by the recent amendment to the existing license agreement with Merck;
•	Meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;
•	Meet obligations and required milestones under our license and other agreements;
•	Obtain and maintain collaborations as required with pharmaceutical partners;
•	Obtain substantial additional funds;
•	Obtain and maintain all necessary patents or licenses; and
•	Produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

Factors that may cause our actual results to differ materially from our forward-looking statements include (i) one or more of our product candidates could be shown to cause harmful side effects, (ii) one or more of our product candidates may not exhibit the expected therapeutic results, (iii) we or the FDA may place on clinical hold one or more of our clinical trials, and neither we nor the agency may determine to lift such hold, (iv) patient recruitment may be slower than expected or patients may drop out of our clinical trials, (v) regulatory approval for our product candidates may not be received or may be delayed, (vi) our licensees and collaborative partners on whom our success depends may not fulfill their obligations to us and (vii) financings that require SEC approval may be delayed.  You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2006.  We qualify all our forward-looking statements by these cautionary statements.  There may be other factors that may materially affect our forward-looking statements and our future results.  Readers should not, therefore, place undue reliance on our forward-looking statements.  We do not undertake any obligation and do not intend to update any forward-looking statement.